Exhibit 99.1

Press Release

For Release, 09:10AM EST May 16, 2022

Neonode Announces Changes to the Composition of its Board of Directors

STOCKHOLM, SWEDEN, May 16, 2022 — Neonode Inc. (NASDAQ: NEON), today announced changes in the composition of its Board of Directors. Cecilia Edström will be appointed to the Board as a Class I Director and Mattias Bergman will, due to other commitments, resign as a Class I Director of the Board of Directors.

Cecilia Edström currently serves as a board member and acting Chief Financial Officer of A3P Biomedical. She has extensive experience in operations and executive management positions as well as board experience across several industries. She currently also serves as Senior Advisor at Bactiguard, a Swedish company with a focus on infection prevention. She previously was a member of the board of Bactiguard and held various roles in the company, including Chief Executive Officer and Chief Financial Officer with responsibility for business development. She has a B.Sc. from Stockholm School of Economics.

“I am very pleased to be joining the Board at Neonode. Demand for contactless interfaces is increasing and I believe the company has an extremely interesting and commercially proven technology to address this market. I look forward to contributing to the future success of the business” said Cecilia Edström.

“We are so pleased that Cecilia will join our Board of Directors and contribute her experience to the collective knowledge of Neonode,” said Ulf Rosberg, Chairman of the Board. “We also want to thank Mattias for his dedicated and professional work as director from 2019 to 2022.”

For more information, please contact:

Chief Financial Officer

Fredrik Nihlén

E-mail: fredrik.nihlen@neonode.com

Chief Executive Officer

Urban Forssell

E-mail: urban.forssell@neonode.com

About Neonode

Neonode Inc. (NASDAQ:NEON) is a publicly traded company, headquartered in Stockholm, Sweden and established in 2001. The company provides advanced optical sensing solutions for contactless touch, touch, gesture control, and in-cabin monitoring. Building on experience acquired during years of advanced R&D and technology licensing, Neonode’s technology is currently deployed in more than 80 million products and the company holds more than 100 patents worldwide. Neonode’s customer base includes some of the world’s best-known Fortune 500 companies in the consumer electronics, office equipment, automotive, elevator, and self-service kiosk markets.

NEONODE and the NEONODE logo are trademarks of Neonode Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

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